Exhibit 10.62

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COMMERCIAL SUPPLY AGREEMENT

This COMMERCIAL SUPPLY AGREEMENT (“Agreement”), dated as of 24 April 2015 (“Effective Date”), is made between PARI Pharma GmbH, a German corporation, with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”), and Serendex, Pharmaceuticals A/S, Slotsmarken 17, 2.tv., DK-2970 Horsholm, Denmark (“Serendex”). PARI and Serendex are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, PARI is in the business of developing, manufacturing and commercializing, among other things, drug inhalation devices and optimized formulations used in the treatment of respiratory tract disorders.

WHEREAS, Serendex is in the business of developing and commercializing drugs for various diseases and conditions, including without limitation the treatment of respiratory tract disorders and infectious diseases.

WHEREAS, PARI and Serendex are parties to a certain research collaboration and license Agreement effective as of November 7, 2014 (the “License Agreement”).

WHEREAS, pursuant to Section 4.3 of the License Agreement, the Parties desire to enter into this Agreement for PARI to manufacture and supply the Device (as defined below) and Device Accessories (as defined below) for commercial use with the Serendex Product (as defined below) after obtaining Marketing Approval for the Serendex Product.

NOW, THEREFORE, in consideration of the premises and direct and indirect benefits to the Parties hereto and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the License Agreement. In addition, the following terms shall have the meanings set forth below:

1.1 “Applicable Laws and Standards” means (a) all laws, ordinances, rules, directives and regulations applicable to the PARI Products or the Serendex Products, as applicable, including without limitation applicable local laws and regulations in each country in the Territory, (b) applicable regulations and guidelines of the FDA and other Regulatory Authorities and the ICH guidelines; (c) as applicable to the particular activities performed, Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices promulgated by the FDA and other Regulatory Authorities or the ICH; and (d) all applicable industry and trade standards, including the applicable standards of the International Organization for Standardization (ISO).

1.2 “Baseline Price” has the meaning set forth in Section 4.1(a).

1.3 “Cure Period” means the fifteen (15) Business Day period following the date of issuance of a Notice of Failure Event.

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1.4 “Device” means the eFlow® Technology device (including the following components: eBase Controller, Nebulizer Handset, nebulizer connection cord and power supply) that has been optimized for the Serendex Product as set forth in more detail in Exhibit A.

1.5 “Device Accessories” means those types of accessories sold by PARI as of the Effective Date or during the term of this Agreement for use with Devices, which are not specific to the drug substance being delivered by such Devices, including e.g. power adapters, carrying cases, face masks, and any replacement parts associated with the foregoing. For clarity, the Parties agree that the Device Accessories will not include the control unit.

1.6 “Device Specifications” means the characteristics, processing, labeling, and packaging requirements and standards for the Device and Device Accessories, as set forth in Exhibit A and the Territory Specific Appendices.

1.7 “Drug Reference” has the meaning set forth in Section 3.4(a).

1.8 “eBase Starter Kit” has the meaning set forth in Section 4.1.

1.9 “Failure Event” has the meaning set forth in Section 6.9(b).

1.10 “Forecast” shall have the meaning set forth in Section 6.4.

1.11 “Good Manufacturing Practices,” or “GMP” means all good manufacturing practices as promulgated by the Regulatory Authority of the country where the Device is being sold, in the form of laws or regulations or guidance documents, for the manufacturing of pharmaceutical products, including in the United States as promulgated by the FDA 21 CFR §§ 210 – 211, and medical devices, including 21 CFR § 820 – Quality System Regulation.

1.12 “GMP Manufacturing” means all processes and activities typically engaged in by a person or entity in the pharmaceutical or medical device industry for the GMP manufacture of a product or component thereof, including procuring raw materials, manufacturing, quality control and assurance testing, GMP record keeping, packaging and labeling.

1.13 “Initial Purchase Order” shall have the meaning set forth in Section 6.5.

1.14 “Limited Manufacturing Back-Up License to” shall have the meaning set forth in Section 6.9(d).

1.15 “Nebulizer Handset” means the eFlow® Technology Nebulizer handset (including the following components: plastic parts of the nebulizer handset and one aerosol head) that has been optimized for the Serendex Product as set forth in more detail in Exhibit A.

1.16 “Notice of Failure Events” shall have the meaning set forth in Section 6.9(b).

1.17 “PARI Products” means, collectively, Device, eBase Starter Kits, Nebulizer Handsets and Device Accessories.

1.18 “PARI Property” shall have the meaning set forth in Section 6.9(d).

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1.19 “Prices” shall have the meaning set forth in Section 4.1.

1.20 “Quality Agreement” shall have the meaning set forth in Section 6.2.

1.21 “Recall” means a recall, withdrawal, or field correction of any product for any reason, or a dissemination of information regarding such product due to a change in the labeling of such product.

1.22 “ROW” means all the countries in the Territory excluding the United States and Canada.

1.23 “Serendex Product” means the Drug Product formulated for delivery via pulmonary administration exclusively for use with the Device in the Serendex Field.

1.24 “Term” shall have the meaning set forth in Section 12.1.

1.25 “Territory” means the world.

1.26 “Territory-Specific Appendix” means each sub-appendix attached to this Agreement under Appendix A summarizing the applicable Device Specifications and the specific commercial terms for the manufacture and supply of PARI Products in one or more particular country(ies) in the Territory. From time to time, the Parties, through the Joint Steering Committee, may agree to add the Territory-Specific Appendices, or modify additional Territory-Specific Appendices applicable to one or more particular country(ies) to this Agreement. Such Territory-Specific Appendices may contain provisions, terms and conditions that are exceptions to or different from this Agreement to address country specific conditions, provided, both Parties have agreed thereto in writing.

1.27 “Third Party” means any person or entity that is not PARI, Serendex or any Affiliate of either PARI or Serendex.

1.28 “United States” means the United States of America and all of its territories and possessions.

2.	GOVERNANCE; JOINT STEERING COMMITTEE

2.1 Joint Steering Committee (“JSC”).

(a) Additional Responsibilities. The JSC as set forth in Section 3.7 of the License Agreement shall have the following additional responsibilities:

(1) to communicate regarding Serendex’s worldwide strategy for the commercialization of the Serendex Product;

(2) to communicate regarding PARI’s worldwide strategy for the licensing and commercialization of the PARI Products and to coordinate such strategy with Serendex’s strategy set forth in subsection (a) above;

(3) to facilitate the exchange of information between the Parties with respect to the activities hereunder;

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(4) to establish procedures for the efficient sharing of information necessary for the supply of the PARI Product;

(5) to share, discuss and coordinate between the Parties to ensure that the overall market demand of PARI Products for use with Serendex Product is met;

(6) to create subcommittees as the JSC may find necessary or desirable from time to time for implementation of the research, development and commercialization hereunder;

(7) to oversee the activities of subcommittees created under this Agreement, and to seek to resolve any issues that such subcommittees cannot resolve; and

(8) to perform such other functions as appropriate to further the purposes of this Agreement.

(b) Guiding Principles. The JSC shall perform its responsibilities based on the principles of good faith, diligence, prudence and good scientific and business judgment. The JSC shall have only the powers assigned expressly to it under this Article 2 and elsewhere in this Agreement, and the JSC shall not have any power to amend, modify or waive compliance under this Agreement.

(c) JSC Meetings. The JSC will be chaired by a representative of Serendex. The role of the chairperson shall be to convene and preside at meetings of the JSC, but the chairperson shall have no additional powers or rights beyond those held by the other Committee representatives. Within ten (10) Business Days following each JSC meeting, the chairperson shall prepare and deliver to the members of the JSC the minutes of such meeting for review and approval by both Parties. The minutes shall reflect, without limitation, all material decisions made at such meetings. Such minutes will be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within ten (10) Business Days of receipt thereof

(d) No Decisions. Notwithstanding anything to the contrary in this Agreement, no decision by either Party would be effective if such decision requires the other Party to breach any obligation or agreement with a Third Party, or to perform any activities that are different or greater in scope than those provided for specifically under this Agreement.

2.2 Subcommittees.

(a) Membership. The JSC may establish subcommittees to coordinate specific activities. Each such subcommittee shall consist of two (2) representatives from each Party. Each Party may replace its appointed subcommittee representatives at any time upon reasonable written notice to the other Party. Each Party shall designate one (1) of its representatives as the co-chairpersons of each subcommittee.

(b) Responsibilities. The responsibilities of each subcommittee shall include:

(1) to serve as the ongoing liaison between the Parties for the tasks that it is responsible for;

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(2) to coordinate efforts related to the supply of Device and Device Accessories in the country (ies) in the Territory that it is responsible for; and

(3) to perform such other functions as appropriate to further the purposes of this Agreement as directed by the JSC.

Such subcommittees shall not have the right to amend, modify or waive compliance under this Agreement.

(c) Decision Making. Each subcommittee shall make decisions unanimously, and each Party’s representatives shall collectively have one (1) vote. In the event any subcommittee cannot reach an agreement regarding a decision within its authority for a period of thirty (30) days, it shall refer such matter to the JSC for resolution pursuant to Section 2.1(d).

(d) Subcommittee Meetings. Other representatives of each Party may attend meetings as nonvoting observers (provided such nonvoting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). Meetings of the subcommittees shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the subcommittee meetings. Within ten (10) Business Days following each subcommittee meeting, Serendex shall prepare and deliver to the members of the subcommittee the minutes of such meeting for review and approval by both Parties.

3.	COMMERCIALIZATION

3.1 Overview. PARI shall be responsible for, and shall have the sole discretion for the product support for PARI Products in the Territory (unless otherwise set forth in this Agreement) in compliance with all Applicable Laws and Standards, and for training the appropriate Serendex commercial team members. Serendex shall not use or disseminate promotional and/or advertising materials for the Serendex Products containing PARI Products related sections without PARI’s prior written approval. However, no approval shall be needed for use or dissemination of PARI Products related sections which were already approved with identical content and format by PARI before. Serendex shall be responsible for, and shall have the sole discretion for promoting, advertising, supporting and distributing Serendex Products in compliance with all Applicable Laws and Standards, and for training and supporting its sales force and product support personnel in connection therewith. The Parties shall cooperate in good faith to fulfill their respective obligations under this Agreement and to achieve the commercial potential of the Serendex Products within the regulatory guidelines established for sales of such products.

3.2 Commercialization of PARI Products. PARI shall sell the PARI Products to Serendex or any Third Party designated by Serendex as its representative to be further distributed to end users for use with the Serendex Product.

3.3 Territory-Specific Appendices. Promptly after Serendex submits a MAA for a Serendex Product in (a) particular country(ies), but in any event no later than one (1) year prior to the earliest anticipated approval date by the appropriate Regulatory Authority of such MAA, the Parties shall agree on a Territory-Specific Appendix setting forth the terms governing such country(ies), which shall contain terms and conditions necessary to commence commercial sales of the PARI Products and Serendex Product in such country(ies). Such Territory-Specific Appendixes shall then be attached to this Agreement and incorporated in this Agreement. Thereafter, the Parties may modify or supplement such Territory-Specific Appendixes from time to time by written agreement.

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3.4 Branding Generally. Subject to applicable Regulatory Requirements, the pack-aging, labeling and promotional materials for both the PARI Products and the Serendex Products will be consistent with a branding strategy to be agreed upon by the Joint Steering Committee and included as part of each Territory-Specific Appendix (the “T-S Branding Strategy(ies)”). At a minimum, such T-S Branding Strategies shall contain the following elements, unless otherwise agreed to by the JSC or required by Regulatory Requirements:

(a) PARI Product Branding. PARI shall be responsible for, and shall work together with Serendex in good faith in selecting trademarks for use on or in connection with any PARI Product that is aligned with PARI’s branding strategy for eFlow Technology products. PARI will label the packaging for the Device and the packaging for the replacement nebulizer handset of the Device. As determined by PARI, packaging will include the PARI word-mark and/or logo and/or the PARI Pharma logo, the EFLOW® Technology trademark, a dedicated, unique brand name for the Device, and the Drug Reference (as defined below). The nebulizer handset component of the Device will include the dedicated, unique brand name for the Device and the Drug Reference. The aerosol head component of the Device will include only the dedicated, unique brand name for the Device. Some of the above Device components may have a distinct item number, and, to the extent applicable, all such item numbers will be identified on the packaging for the Device and the packaging for the replacement nebulizer handset. For purposes of this Section 3.4, unless specified otherwise by Regulatory Authorities, the “Drug Reference” means either (i) the generic drug name associated with the Serendex Product, and/or (ii) Serendex’s trademark for such Serendex Product, depending upon the status of Serendex’s branding for the Serendex Product at the time of commercialization by the Parties as contemplated herein. Notwithstanding the foregoing, the Parties shall discuss the precise forms of co-branding to accompany the PARI Products and the Serendex Products, including support or other promotional materials therefor, to promote the use of the PARI Products exclusively for use with the Serendex Product. Serendex shall not modify PARI’s labeling in any way (including by over-labeling), and all support and promotional materials including any of PARI’s trademarks, artwork, images or similar materials must be reviewed and approved by PARI pursuant to agreement by the appropriate subcommittee or otherwise in writing prior to use. Serendex shall not use any photographs or graphic depictions of the PARI Products without PARI’s prior written approval. However, no approval shall be needed for labeling or for use of other materials which were already approved with identical content and format by PARI before.

(b) Serendex Product Branding/PARI Product Recognition. Serendex shall be responsible for, and shall have sole discretion, in selecting trademarks for the use on or in connection with any Serendex Product and determining the packaging, labeling and branding of any Serendex Product; provided, however, that, where appropriate, Serendex shall provide recognition of the PARI Product approved by the applicable Regulatory Authority for use with the Serendex Product. In addition, subject to Regulatory Requirements, Serendex agrees to include in the product labeling for the Serendex Product the precise Device brand name and the Device item number(s) approved to administer the Serendex Product.

3.5 Product Support. Each Territory-Specific Appendix shall set forth the product support capabilities and responsibilities in a certain country for PARI Products and for Serendex Products.

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4.	PAYMENTS

4.1 Pricing.

PARI shall sell Devices, Nebulizer Handsets and eBase starter kits (comprised of an eBase controller and other Device Accessories, but excluding the Nebulizer Handset (“eBase Starter Kit”)) for commercial use after Marketing Approval at the prices determined according to Subsections (a), (b) and (c) below (the “Prices”) to Serendex.

(a) Baseline Price. PARI shall sell the PARI Products listed below at the initial prices as of the Effective Date (the “Baseline Prices”) to Serendex:

Table 1. Baseline Prices

for each unit of Nebulizer Handset	[***]
for each unit of eBase Starter Kits	[***]

*	co-packaged or co-shipped with Serendex Product only (i.e. not for sale via PARI distributors).

(b) Price Adjustment According to Index of Producer Prices. The Parties agree that the Baseline Prices set forth above may be adjusted from time to time by at least ninety (90) days prior written notice to Serendex, provided that (i) such increase shall not occur more often than once every twelve (12) months and (ii) the percentage of such increase shall not exceed the percentage of the increase of the German index of producer prices of industrial products (published by the German Federal Statistical Office on “www.destatis.de/EN/FactsFigures/Indicators/Short TermIndicators/Prices/pre110.html”) from the (i) Effective Date in case of the first increase, or (ii) the date of the last increase in case of any subsequent increases.

(c) Volume Discounts. The Prices for Devices, eBase Starter Kits and Nebulizer Handsets shall be subject to volume discounts according to Table 2 and Table 3. The percentage price reductions shall be calculated based on the Baseline Prices set forth in Table 1 and the price adjustments according to Section 4.1(b). The price reduction shall be granted in case that the volume of PARI Products in a twelve (12) months’ period exceeds the threshold as set forth in Table 2 and Table 3 below. The first twelve months’ period shall be the twelve months preceding the month in which the first time the cumulative orders of such preceding months exceeded the respective threshold (the “Initial Discount Period”). After the Initial Discount Period all following twelve months’ periods shall commence on the first months after the end of the Initial Discount Period. By way of example if Serendex purchased at least [***] Nebulizer Handsets the first in the period between October 1, 2019 and September 30, 2020 PARI will credit a bonus of [***] to Serendex. All following twelve months periods shall commence every 1st of October. The bonus shall be calculated according to the following formula: Number of ordered PARI Products x purchase price x percentage of price reduction = bonus. For example: If Serendex purchased [***] Nebulizer Handsets in an twelve months’ period as described above the bonus for that twelve months’ period will be: [***].

Table 2. Price Reductions for Devices and eBase Starter Kits

Volume of Devices and eBase Starter Kits (units) purchased in a twelve month period as described above	Percentage price reduction
[***]	[***	]
[***]	[***	]
[***]	[***	]

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Table 3. Price Reductions for Nebulizer Handsets

Volume of Nebulizer Handsets (units) purchased in a twelve month period as described above	Percentage price reduction
[***]	[***	]
[***]	[***	]
[***]	[***	]

(d) Comparable Nebulizer Device. Upon reasonable request by either Party the Parties shall negotiate in good faith an additional adjustment of the Prices of the Device, if the price at which any comparable Nebulizer device (which is based on the eBase controller and has a comparable configuration and a comparable technical performance) is sold by PARI to a wholesaler, or any other third party in the respective country in transactions with terms and conditions comparable to the terms and conditions of this Agreement and the License Agreement, and in each case based on comparable sales volumes and indications, differs significantly from the Prices. Such prices shall not include any maintenance, support and other services to be provided by any PARI distributor, but shall include services provided by PARI to its distributor.

(e) Distribution Network. Notwithstanding anything to the contrary in this Agreement or the License Agreement, the Parties acknowledge that PARI has established a network of distributors. Serendex will use its best efforts to utilize that existing network or propose additional distributors to operate in comparable manner pursuant to comparable terms. The distributors do not provide any support services unless otherwise agreed to in writing by the Parties.

If Serendex requests support services for Europe and ROW, then Serendex shall pay, in addition to the prices above, a fair and equitable allocation of that portion of any distributor mark-up associated with product servicing and support.

4.2 Invoicing. Except as otherwise set forth in Article 6 of this Agreement, PARI shall invoice Serendex when PARI ships the PARI Products pursuant to the Purchase Orders. Subject to the terms and conditions of this Agreement, Serendex shall pay all undisputed invoices for the PARI Products delivered and accepted in accordance with Section 7.4 within thirty (30) calendar days after the date of shipment.

4.3 Payment.

(a) Payment Type. All payments pursuant to this Agreement for the PARI Products shall be paid to the address listed on the applicable invoice.

(b) Withholding of Taxes. Serendex may withhold from payments due to PARI amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Serendex shall provide to PARI all necessary documents and correspondence and written evidence to demonstrate the payment of such tax, and shall also provide to PARI any other cooperation or assistance on a reasonable basis as may be necessary to enable PARI to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a tax credit.

4.4 Royalties. Article 6 of the License Agreement shall remain unchanged.

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5.	REGULATORY

5.1 Regulatory Assistance. The Parties shall cooperate in good faith to obtain any Regulatory Approvals for the use of PARI Products with Serendex Products. Sections 3.1.1(a) through (d) of the License Agreement shall apply.

5.2 Reimbursement Assistance. The Parties shall cooperate in good faith to obtain reimbursement of PARI Products with the Serendex Product in those countries or territories where applicable. Each Party shall provide to the other reasonable regulatory and technical information relating to the PARI Products and/or components thereof or the Serendex Products and/or components thereof, as applicable, as reasonably requested by a payor source (without compromising confidentiality and in compliance with all applicable laws).

5.3 Safety Data Exchange Agreement. Within 120 days after submission to a Regulatory Authority for Marketing Approval in any given country of the Serendex Product, the Parties shall enter, with respect to such country, into a safety data exchange agreement governing the safety data exchange, adverse event reporting, patient support and management of patient compliance relating to the Device, Device Accessories and Drug Product (each a “Safety Data Exchange Agreement”).

5.4 Recall.

(a) PARI Product.

(1) Each Party shall promptly notify the other Party in writing if any Regulatory Authority or other governmental agency having jurisdiction requests or orders it to conduct a Recall of any PARI Product, or if PARI determines to undertake a Recall of any PARI Product voluntarily. Prior to the beginning of any such Recall, the Parties agree to discuss the Recall process. Promptly after being notified of such Recall, but in no event later than may be required to permit such Party conducting such Recall to meet Applicable Laws and Standards, the other Party shall provide the Party conducting such Recall with reasonable assistance in connection with such Recall as requested by the Party conducting such Recall.

(2) If PARI is required or determines to effect any such Recall, then PARI shall solely manage such Recall and be responsible for (i) the cost of notifying end users; (ii) costs associated with the collection and shipment from end users of the PARI Product(s) subject to such Recall; and (iii) costs of replacing such PARI Product(s), including the cost of shipping the replacement PARI Product(s) to the affected end users.

(3) In the event that the Serendex Product is recalled and as a consequence the FDA or other Regulatory Authority also requires the Device be retrieved or recalled for any reason, then Serendex will bear the costs (x) of notifying end users; (y) costs associated with the collection and shipment from end users of the

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PARI Product(s) subject to such Recall; and (z) costs of replacing such PARI Product(s), including the cost of shipping the replacement PARI Product(s) to the affected end users.

(b) Serendex Product. Serendex shall promptly notify PARI in writing if any Regulatory Authority or other governmental agency having jurisdiction requests or orders it to conduct a Recall of any Serendex Product, or if it determines to undertake a Recall of any Serendex Product voluntarily. Prior to the beginning of any such Recall, the Parties agree to discuss the Recall process. Serendex shall solely manage such Recall and be responsible for (i) the cost of notifying end users; (ii) costs associated with the collection and shipment from end users of the Serendex Product subject to such Recall; and (iii) costs of replacing such Serendex Product, including the cost of shipping the replacement Serendex Product(s) to the affected end users.

6.	MANUFACTURE AND SUPPLY OF PARI PRODUCTS

6.1 General. During the Term of this Agreement, PARI shall use commercially reasonable efforts to supply 100% of Serendex’s, its Affiliates’ and Permitted Sublicensees’ forecasted volume requirements for the Device and related Accessories and Serendex, its Affiliates and Permitted Sublicensees shall purchase 100% of their volume requirements for the Device and related Accessories from PARI.

6.2 Manufacture of PARI Products. PARI shall manufacture all PARI Product(s) in accordance with the applicable Device Specifications and Applicable Laws and Standards. Within 180 days after submission to a Regulatory Authority for Marketing Approval in any given country of the Serendex Product, the Parties will enter into two substantially equivalent quality agreements (one to cover the US/Canada and the other for ROW) on the change control processes, GMP, quality inspection rights, quality system regulations, other standards and procedures for manufacturing and supplying the Device and the Device Accessories as required by Applicable Laws and Standards customary for similar agreements (each a “Quality Agreement”).

6.3 Modifications. Any significant modification(s) to the Device Specifications which (a) lead to the change of the revision status of the item number of at least one (1) of the following assemblies: (i) the Nebulizer Handset, (ii) the connection cord, (iii) the controller, and/or (iv) the instructions for use, and therefore affect the Regulatory Approval of the Device as used with the Drug Product; or (b) have a material adverse effect on the development of the Device, or the manufacture thereof, including without limitation the quality, reliability, robustness or user interface of the Device, or which would otherwise have a material adverse effect on the Drug Product when used with the Device; shall be subject to the Parties’ written agreement prior to the implementation of such significant modifications, not to be unreasonably be withheld, conditioned or delayed, provided, however, that if Serendex has not responded to PARI in writing within 10 Business Days of receipt of PARI’s notice regarding such modifications, then Serendex shall be deemed to have approved such modifications. If Regulatory Authorities require the Device to be included under the MAA, (i) Serendex will support PARI in accommodating such requirement; and (ii) the Parties will work in good faith to allow for PARI to implement any necessary changes to the Device accordingly, including any changes necessary as a result of the requirements of manufacturing scale-up, corrective and preventative actions (CAPAs), and market feedback during the commercial phase.

6.4 Forecasts. Unless otherwise agreed to by the Joint Steering Committee, after submission to a Regulatory Authority for Marketing Approval of the Serendex Product in any given country but no less than nine (9) months prior to First Commercial Sale in such country and thereafter

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on a quarterly basis during the Term, at least ten (10) Business Days before the end of each calendar quarter, Serendex shall provide PARI with its good faith, reasonable written projections (broken down by Devices, eBase Starter Kits, Nebulizer Handsets and Device Accessories; each on a country-by-country basis) of the anticipated total market requirements of PARI Products for each country in the Territory (“Forecast”), on a monthly basis during the one (1)-year period immediately following the calendar quarter in which such projection is issued.

Depending on the cumulative amount of PARI Products in the Forecast different portions of the Forecast are fully binding upon Serendex or are non-binding (i.e. for information to allow for PARI’s production planning) subject to Section 6.6 (a):

(a)	If the twelve months Forecast indicates that less than [***] of PARI Products will be ordered by Serendex during the total twelve months’ period covered by the Forecast the first six (6) months of the Forecast shall be binding upon Serendex and the second six (6) month shall be non-binding.

(b)	If the twelve months Forecast indicates that [***] or more PARI Products will be ordered by Serendex during the total twelve months’ period covered by the Forecast the total Forecast (i.e. reflecting the full twelve months) shall be binding upon Serendex.

6.5 Initial Purchase Orders for PARI Products. No later than one (1) year prior to the earliest anticipated approval date by the Regulatory Authority of a MAA in any given country of the Serendex Product, Serendex shall provide PARI with a PARI Product purchase order for a quantity of Devices, eBase Starter Kits, Nebulizer Handsets and Device Accessories by item number (each an “Initial Purchase Order”). PARI shall produce sub-components for Devices and Nebulizer Handsets as specified in the Initial Purchase Order. Such sub-components shall not be labeled with a trademark or according to the branding strategy until Serendex and PARI will have mutually agreed and confirmed in writing the labeling of the Devices and Nebulizer Handsets. The shipment date of the Devices and Nebulizer Handsets covered by such Initial Purchase Order shall allow PARI a lead time of one hundred eighty (180) days from the date of written agreement on the labeling of the Device and Nebulizer Handset for completing the finished components. Notwithstanding the above, if requested in writing by Serendex as an amendment to the Initial Purchase Order, PARI shall complete production and ship a reasonable portion as requested in the amendment of the PARI Products ordered in the Initial Purchase Order within one hundred eighty (180) days of the receipt of such amendment. The amendment shall include the requested labeling of the Device including the Nebulizer Handset, packaging, and instruction for use. The remaining balance of the Initial Purchase Order shall be shipped within one hundred eighty (180) days from the date of written confirmation by Serendex on the labeling of the Device and Nebulizer Handset. For the avoidance of doubt, if Serendex requests the production of a reasonable portion of the PARI Products ordered in the Initial Purchase Order before the date of written agreement on the labeling of the Device and Nebulizer Handset, Serendex shall pay for such portion of the Initial Purchase Order as set forth below regardless of whether the labeling of the Device and Nebulizer Handset changes for any reason. Notwithstanding the foregoing, if PARI needs to change the labeling upon request by Serendex or any relevant Regulatory Authority, then Serendex shall promptly reimburse PARI for the additional cost incurred by PARI and any resulting delay in shipment shall not be deemed a breach of this Agreement and such late shipment shall not be included to determine a Failure Event. PARI shall store such PARI Products until such time as PARI delivers such PARI Products on the dates and to the locations to be provided by Serendex in written instructions to PARI prior to the First Commercial Sale.

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Notwithstanding Section 4.2 above, PARI shall provide Serendex with an invoice for the PARI Products manufactured by PARI pursuant to such Initial Purchase Order upon receipt and confirmation of the Initial Purchase Order and Serendex shall pay fifty percent (50%) of the invoice submitted by PARI for the Initial Purchase Order within thirty (30) calendar days after the date of invoice and the remaining fifty (50%) upon shipment of PARI Products ordered in such Initial Purchase Order.

6.6 Subsequent Purchase Orders.

(a) PARI shall supply PARI Products to Serendex in accordance with the terms and conditions of this Agreement, and in accordance with the purchase orders submitted to PARI by Serendex (the “Purchase Orders”). Each Purchase Order shall include item numbers and quantity, delivery location(s), contact information and shipment date(s). PARI shall ship the quantity of PARI Products specified in each Purchase Order no less than one hundred twenty (120) days after the date and confirmation of such Purchase Order by PARI, unless otherwise agreed to by PARI and Serendex; provided, however, that no such Purchaser Order shall have a shipment date prior to the 120th day following the date of shipment of PARI Products ordered in the Initial Purchase Order. PARI shall use commercially reasonable efforts to accept and fill Purchase Orders placed by Serendex that are in excess of the forecasted quantities for such time period. PARI shall notify Serendex within 10 Business Days if it cannot meet the requested shipment date for the excess quantities; provided, however that failure by PARI to fulfill such excess quantities shall not be deemed a breach under this Agreement. Any special or customized labeling or shipment requirements will need to be discussed and agreed to by the Parties along with any associated extensions of timelines and added costs billed to Serendex.

(b) PARI’s sale of PARI Products hereunder shall be subject to the terms and conditions of this Agreement and not to any terms and conditions stated on any Purchase Order, PARI’s written acceptance of a Purchase Order or other document not effectively amending this Agreement, except insofar as such Purchase Order or other document establishes the quantity, delivery date, specific shipping requirements and destination of shipment of PARI Products ordered. Any additional, inconsistent or different terms and conditions contained in such other documents are hereby expressly rejected.

(c) Rush orders for PARI Products requesting a delivery date sooner than one hundred twenty (120) days after the date of such Purchase Order are subject to PARI’s acceptance and written confirmation and may incur additional charges.

6.7 Safety Stock. For the purpose of guarding against unexpected changes in market demand or unforeseen manufacturing failures, delays and shortfalls, the Parties agree to maintain safety stock of the Devices or components to make the Devices (the “Safety Stock”). PARI agrees to maintain, at its own cost and expense, Safety Stock of the Devices or components to make the Devices, equal to three (3) months’ supply as set forth in the most current Forecast but excluding the demand for PARI Products to (i) build up Safety Stock, (ii) fill the distribution chain, or (iii) any other temporary demand for additional devices. PARI shall have such Safety Stock in place beginning eighteen (18) months after the first Marketing Approval of the Serendex Product. Serendex agrees to build up and maintain, at its own cost and expense, Safety Stock of the Devices equal to three (3) months’ supply as set forth in the most current Forecast. Serendex shall have such Safety Stock in place beginning one (1) year after the first Marketing Approval of the Serendex Product. The time period to build up of the Safety Stock may be extended if the actual market demands for PARI Products exceed the twelve months binding Forecast. PARI may only use the

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Safety Stock to fulfill Purchase Orders from Serendex in case of supply shortages and will have to fill up the Safety Stock again within six (6) months. Similarly, Serendex may only use its own Safety Stock in case PARI is not able to fulfil Purchase Orders on time and will have to fill up the Safety Stock again within nine (9) months. Starting six (6) months prior to the expiration of the Term of this Agreement the Parties shall be allowed to reduce their Safety Stock so that no Safety Stock may exist at the end of the Term.

6.8 Supply Shortage. In the event of any supply interruption or inadequate quantities of the Device available to fulfill Serendex’s requirements, PARI shall provide to Serendex not less than Serendex’s pro rata portion of all available quantities of devices based on then-pending forecasts of all PARI customers.

6.9 Back-Up License to Manufacture

(a) Notice of Supply Interruption. In the event of any planned or unexpected interruption of PARI’s ability to supply Devices, Nebulizer Handsets and eBase Starter Kits in accordance with this Agreement for any reason, PARI shall promptly notify Serendex. Such notification shall be for the Parties’ planning purposes only and shall not in itself constitute a Failure Event if none of the conditions described in Section 6.9(b) has been met.

(b) Failure Event. The Parties acknowledge the possibility that one or more of the following events (each, a “Failure Event”) may occur:

(1) PARI undergoes a voluntary or involuntary dissolution;

(2) PARI ceases to conduct business in the normal course, becomes insolvent, files for bankruptcy, is subject to a bankruptcy proceeding or otherwise becomes bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors; or

(3) PARI’s failure to supply at least eighty percent (80%) of the ordered quantities of Devices, Nebulizer Handsets and eBase Starter Kits (which, for purposes of calculating a Failure Event under this subsection (3), shall be calculated individually) set forth in all accumulated Purchase Orders (but only to the extent each such Purchase Order is within the applicable forecasted amount) in any two (2) consecutive quarters; provided that PARI shall be permitted to use Safety Stock to avoid an incomplete Purchase Order, in which case such Purchase Order shall be deemed complete and not be counted towards the occurrence of a Failure Event.

Notification. PARI shall promptly notify Serendex in writing upon the occurrence of any Failure Event set forth in subsection (1) or (2) of this Clause (b), and Serendex may notify PARI in writing upon the occurrence of an event set forth in subsection (3) of this Clause (b) (each such notice, a “Notice of Failure Event”).

(c) Cure of Failure Events. Should a Failure Event occur, PARI shall during the Cure Period provide Serendex a written proposal which provides for a cure of the Failure Event, including implementation of a contingency plan to the extent its provisions apply to the Failure Event.

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Serendex will give good faith consideration to PARI’s written proposal and if Serendex agrees the proposal is reasonably adequate, the Failure Event will be deemed resolved. If the Failure Event set forth in Section 6.9(b)(3) occurs, PARI shall provide Serendex, prior to the end of the Cure Period, a written proposal which includes: (i) a statement of the exact amount of Safety Stock and other Devices, Nebulizer Handsets and eBase Starter Kits remaining in PARI’s inventory; (ii) the current and expected orders for Devices; and (iii) PARI’s plans for remedying the Failure Event. Such remedies may include, but are not limited to, PARI’s implementation of a contingency plan, establishment of a new manufacturing line at an alternate PARI facility or PARI establishing an agreement with a Third Party to begin manufacturing. Serendex will have ten (10) Business Days to review and give good faith consideration to PARI’s written proposal and, if Serendex agrees the proposal is reasonably adequate, approve PARI’s proposal for cure.

(d) If Serendex reasonably believes that PARI’s proposal with respect to any Failure Event is not adequate to restore continuity of supply, then the designated senior executives, officers or management of PARI and Serendex shall meet (in person or via phone) at a mutually acceptable time within ten (10) Business Days after Serendex’s rejection of PARI’s cure proposal to discuss and attempt to resolve such Failure Event. If the outcome of such meeting(s) is not reasonably satisfactory to Serendex, then (1) PARI, upon Serendex’s written request within five (5) Business Days after such meeting, will grant to Serendex a non-exclusive license, under the PARI Intellectual Property, to make the Devices, Nebulizer Handsets or eBase Starter Kits (but only those products which are affected by the Failure Event) solely for use with the Serendex Products in the Serendex Field in the Serendex Territory, provided however that such license will only be granted with respect to such PARI Products (excluding Device Accessories) which are actually affected by the Failure Event (the “Limited Manufacturing Back-Up License”); and (2) PARI agrees to provide (x) contacts to its suppliers of raw materials and components, and (y) reasonable technical assistance to Serendex (and/or, in case that subsection (e) below applies, its designated contract manufacturer, but excluding a PARI Competitor) with respect to manufacturing the Devices, in each case at Serendex’s reasonable request and at its expense (the foregoing information and technology to be defined as “PARI Property”); provided, however, that PARI makes no guarantee of any result for Serendex or that Serendex will be able to manufacture or have manufactured the Devices. Serendex shall not have the right to provide any PARI Property to a PARI Competitor.

(e) To the extent permitted by the TTP/PARI Agreement and subject to PARI’s written approval (not to be unreasonably withheld), the Limited Back-Up License to Manufacture shall comprise rights to have made Devices (other than by a PARI Competitor) and be sublicensable; provided, however, that: (i) PARI Property transferred to a Third Party to effectuate the Limited Manufacturing Back-Up License shall be subject to the provisions of Articles 10 and 12 and Serendex shall be responsible for any breaches thereof; (ii) any sublicense to a Third Party by Serendex must expressly provide that the Third Party shall use the PARI Property only for the purpose of manufacturing the Devices for supply to Serendex; (iii) Serendex shall not enter into an agreement with any Third Party for Device manufacture that contains performance criteria (lead time to a serial production, financial terms and other significant considerations) that are equal or worse than those offered by a Third Party manufacturer suggested by PARI as part of the contingency plan pursuant to Section 6.9(c) if any; and (iv) Serendex shall not have the right to grant a sublicense of the Limited Manufacturing Back-Up License to a PARI Competitor.

(f) In acknowledgment of PARI’s reasonable concerns over the protection of PARI Property, Serendex shall not transfer, or cause to be transferred the proprietary aspects of manufacture of the Device’s or Nebulizer Handset’s aerosol heads pursuant to the Limited Manufacturing Back- Up License in the countries listed on Exhibit C hereto, except to the extent such country no longer is listed on the TRIPS Priority Watch list.

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(g) Notwithstanding anything to the contrary in this Section 6.9, if Serendex does not pay the royalties due under the License Agreement, then the Limited Manufacturing Back-Up License shall not, or shall not continue to, as applicable, be granted and Serendex shall immediately cease, to the extent any such license was previously granted, to exercise such license rights.

(h) Restrictions: End of Failure Event. The Limited Manufacturing Back-Up License shall not include Serendex’s right to modify or improve Devices, except as required to resolve any safety concerns subject to (i) having obtained PARI’s prior written approval, such approval not to be unreasonably withheld, and (ii) all ownership rights to such improvements and modifications will be exclusively owned by PARI, and Serendex will promptly transfer and assign any and all of its rights in such improvements and modifications to PARI. If Serendex exercises the Limited Manufacturing Back-Up License and PARI subsequently regains the manufacturing ability necessary to manufacture and supply Devices to Serendex, then (i) Serendex shall immediately return to obtaining supply of the Devices from PARI under this Agreement, provided that the foregoing shall not be construed to obligate Serendex to terminate its then existing supply agreement on less than ninety (90) days’ notice; (ii) Serendex shall immediately cease (and cause any Third Party manufacturing Devices, Nebulizer Handsets and eBase Starter Kits on behalf of Serendex to cease) the manufacturing of the Devices, Nebulizer Handsets and eBase Starter Kits; and (iii) the Limited Manufacturing Back-Up License shall automatically terminate without any further action by any Party.

(i) Option ID Use Another Nebulizer. In case the preconditions for Serendex’s right to obtain the Limited Back-Up License to Manufacture from PARI according Section 6.9(d) above are given and for the duration of such Limited Back-Up License to Manufacture according to Section 6.9(h) above, Serendex shall have the option, upon Serendex’s written notification within five (5) Business Days after the meeting of the Parties set forth in Section 6.9(d) above, to be free to use another Nebulizer for the delivery of the Drug Product within the Serendex Field instead of being granted the Limited Back-Up License to Manufacture. In case Serendex exercises its right to utilize another Nebulizer, during the period of time in which the Limited Back-Up License to Manufacture would be effective according to Section (h) above, Section 3.4 of the License Agreement shall not be applicable. For the purpose of clarification, in case Serendex exercises its option set forth herein, (i) the right to use another Device shall also be restricted to such PARI Products (excluding Device Accessories) which are actually affected by the Failure Event and (ii) PARI shall not have any obligations with respect to PARI Property under Section 6.9(d)(2) above.

(j) For clarity, Serendex shall remain responsible for its royalty obligations in accordance with the terms of the License Agreement. Notwithstanding anything to the contrary contained herein, the Limited Manufacturing Back-Up License and related rights set forth in this Section 6.9 shall terminate concurrently with any termination or expiration of the License Agreement.

6.10 Purchase Obligation. Within the EEA, Serendex and its Sublicensees shall purchase (i) during the first five (5) years from the first Marketing Approval within the EEA 100%, and (ii) thereafter 80%, of their volume requirements for Nebulizers and related accessories for pulmonary delivery of the Drug Product in the Indications from PARI.

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In the rest of the world outside the EEA, during the Royalty Period Serendex and its Sub-licensees shall purchase 100% of their volume requirements for Nebulizers and related accessories for pulmonary delivery of the Drug Product in the Indications from PARI.

6.11 Relationship to the License Agreement. The provisions of this Agreement shall replace and supersede Sections 4.3 and Exhibit E of the License Agreement in their entirety.

7.	DELIVERY

7.1 Delivery. PARI shall deliver to Serendex all PARI Products in conformance with each applicable Purchase Order. All deliveries of PARI Products shall be accompanied by any documentation that PARI customarily includes in shipments of such Device and/or Device Accessories.

7.2 Shipping; Risk of Loss. All shipments for PARI Products will be made (x) EXW PARI’s facilities in Germany or the United States, respectively (INCOTERMS 2010) by a common carrier selected by PARI.

7.3 Testing. PARI shall test the orders of PARI Product to be supplied to Serendex as set forth in the Quality Agreement.

7.4 Acceptance. Serendex shall have a period of ten (10) Business Days from the date of receipt of any shipment of the Device and/or Device Accessories to test for quality and quantity of the shipment and accept or reject such shipment. Serendex shall have the right to reject all or a portion of a shipment for any visible damage, or request for the shipment of additional units to the extent there is a shortage in quantity. If Serendex rejects a shipment, it shall notify PARI in writing within such ten (10) Business Days, indicating the particular lot, date of delivery and the defective nature of the Device. Upon PARI’s receipt of a rejection from Serendex and PARI’s acceptance in good faith of such a rejection, PARI shall, at the option of PARI, replace the Device and/or Device Accessory or replace the defective part or component, in each case at PARI’s sole expense. In the event Serendex does not so notify PARI within ten (10) Business Days after its receipt of any shipment thereof, Serendex shall be deemed to have accepted such shipment and shall be obligated to make payment therefor as provided in this Agreement. Thereafter, Serendex may return any PARI Product only pursuant to Section 8.3 below.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Due Authorization. Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) Enforcement of Obligations. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party.

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8.2 Device Warranties. PARI represents, warrants and guarantees that each unit of PARI Products supplied to Serendex:

(a) as of the time of the passing of risk, complies with the applicable Device Specifications set forth in the applicable Territory-Specific Appendix;

(b) has been manufactured in compliance with Applicable Laws and Standards;

(c) with respect to the durable components (eBase Controller or AC power supply, nebulizer connection cord) of each Device, will have no material defect in workmanship for a period of at least twenty (24) months from the date of passing of risk;

(d) with respect to each Nebulizer Handset and Device Accessory, will have no material defect in workmanship when the Nebulizer Handset and Device Accessory is used by such end user for the first time, provided such Device Accessory has been properly transported, stored, used and maintained in accordance with any product user manual or the “Instructions for Use” for the applicable Device Accessory; and

(e) is, upon passing of risk to Serendex, free and clear of all security interests, liens and other encumbrances of any kind or character.

8.3 Warranty Replacement. PARI shall be solely responsible for any warranty claim that it accepts which alleges that any PARI Product does not conform with any of the warranties described under Sections 8.2, by replacing the non-conforming units. The Parties shall establish appropriate timelines for responding to warranty calls in the different countries within the Territory. PARI shall have the right to inspect defective Devices and/or Device Accessories to determine the validity of warranty claims under this Section 8.3 or to comply with applicable Regulatory Requirements.

8.4 Warranty Limitations or Disclaimers. The warranties, limitations and disclaimers described in this Article 8 are exclusive and supersede any other warranty limitations and disclaimers given by PARI or Serendex, whether written or oral. Except for the express warranties in Section 8.2, PARI makes no warranties of any kind with respect to any PARI Product, whether express or implied, including, but not limited to, any implied warranties of merchantability, of fitness for a particular purpose, for any implied warranties arising from course of performance, course of dealing or usage of trade. Serendex and its designees shall not make any representation or warranty on behalf of PARI that exceeds the express warranties in Section 8.2.

9.	INTELLECTUAL PROPERTY

9.1 Trademark.

(a) License and Authorization.

(1) Subject to the terms and conditions set forth in this Agreement, PARI hereby grants to Serendex and its designees, a non-exclusive, nontransferable

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right and license to use PARI’s trademark(s) set forth on Exhibit B attached hereto, in the Territory in connection with (w) the PARI Products, (x) the Serendex Products offered by Serendex and its designees, and (y) any advertising or promotional materials associated therewith, in the manner mutually agreed to by the Parties pursuant to Section 3.4 of this Agreement, and (z) packaging and prescribing information of PARI Products and Serendex Products. The license set forth herein shall immediately terminate upon expiration or sooner termination of this Agreement.

(2) Subject to the terms and conditions set forth in this Agreement, Serendex hereby grants to PARI a non-exclusive, non-transferable right and license to use Serendex’s trademark(s) set forth on Exhibit B attached hereto, in the Territory in connection with (w) the PARI Products, (x) the Serendex Products, and (y) any advertising or promotional materials associated therewith, in the manner mutually agreed to by the Parties pursuant to Section 3.4 of this Agreement, and (z) packaging and prescribing information of PARI Products and Serendex Products. The license set forth herein shall immediately terminate upon expiration or sooner termination of this Agreement.

(b) Notices. Each of PARI and Serendex agree to use commercially reasonable efforts to mark all materials, including packaging, advertising and promotional materials, that incorporate the trademarks of the other Party hereto that are licensed above in Section 9.1(a) with the symbol TM or ®, as applicable, and the following attribution notice: “[Insert applicable trademark from Exhibit B] is a trademark of [insert applicable Party that owns the relevant trademark]”. In addition, each Party shall comply with any additional requirements established by the other Party with respect to the use of its trademarks.

(c) Ownership. Each Party represents and warrants that it owns all right, title and interest in and to its trademarks set forth in Exhibit B. Neither Party shall challenge, cause others to challenge or assist in any challenge to the validity of the other Party’s trademarks, any registrations thereof or the ownership thereof. Each of Serendex and PARI shall be solely responsible for taking such actions as it deems appropriate to obtain trademark, service mark or copyright registration for its trademarks. All uses of or references to each Party’s trademarks shall inure to the benefit thereof, and all rights with respect to such Party trademarks not specifically granted in this Agreement shall be and are hereby reserved to such Party.

(d) Infringement. If either Party learns of any activity by a Third Party which might constitute an infringement of the other Party’s rights in any of its trademarks, or if any Third Party asserts that a Party’s use of the other Party’s trademarks constitutes unauthorized use or infringement, such Party shall so notify the other Party. The notifying Party shall make all reasonable efforts to assist the other Party, at the other Party’s expense and request, with any litigation concerning such trademarks, including providing such evidence and/or expert assistance as the notifying Party may have within its control.

(e) Quality Control. Each Party hereto acknowledges and agrees that the other Party shall be entitled to monitor the use of its respective trademarks pursuant to this Agreement. If a Party determines that any of its trademarks is not being used properly, it shall so notify the other Party in writing or through the Joint Advisory Committee and such other Party shall take steps to: (i) reassure the notifying Party that the trademark usage is proper or (ii) comply with any changes necessary to address the notifying Party’s concerns.

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10.	CONFIDENTIALITY

Article 9 of the License Agreement is hereby incorporated herein by reference and shall govern all Confidential Information exchanged between the Parties under this Agreement.

11.	INDEMNIFICATION

11.1 General. Article 15 of the License Agreement is incorporated herein by reference as if fully set forth herein and shall govern the indemnification obligations of the Parties under this Agreement. Each party shall maintain product liability insurance with a coverage of at least Euro 2.0 Million per occurrence and Euro 10.0 Million in total per year.

11.2 Liability. Article 14 of the License Agreement is incorporated herein by reference as if fully set forth herein.

12.	TERM

12.1 Term. This Agreement shall become effective upon the Effective Date and shall remain in full force and effect until the expiration of the Royalty Period (the “Term”).

12.2 Termination.

(a) By Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the Parties.

(b) For Insolvency. To the extent permitted by law, this Agreement may be terminated by either Party in the event the other Party files an application for commencement of bankruptcy, civil rehabilitation, corporate reorganization, corporate liquidation or special liquidation procedures, or any mailing of order or notice of attachment or provisional attachment on any assets of such other Party, or any other insolvency.

(c) For Cause. If a Party is in material breach of this Agreement, then the non-breaching Party may deliver notice of such material breach to the other Party. For all material breaches other than a failure to make a payment set forth in this Agreement, the breaching Party shall have ninety (90) days to cure such material breach from the receipt of the notice or to dispute. With respect to any failure to make a payment set forth in this Agreement, the breaching Party shall have ten (10) Business Days from the receipt of the notice to dispute or cure such non-payment. If the Party receiving notice of material breach or failure to make a payment fails to cure that material breach or failure to make a payment within the applicable period set forth above, then the non-breaching Party may terminate this Agreement immediately on written notice of termination.

(d) Termination of License Agreement. Either Party may terminate this Agreement in case the License Agreement is terminated.

12.3 No Waiver. The termination or expiration of this Agreement, as the case may be, shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or obligation incurred under this Agreement through the date of such termination or expiration, including payments due PARI pursuant to this Agreement.

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12.4 Consequences of Termination.

(a) Reimbursement of Safety Stock. If Serendex terminates this Agreement, then Serendex shall reimburse PARI no later than ten (10) Business Days after the effective date of termination of this Agreement for all reasonable costs related to the remaining Safety Stock, other PARI Products manufactured and raw material / unfinished goods specific for the Device by PARI pursuant to Purchase Orders submitted by Serendex in accordance with this Agreement that, in each case, cannot be reallocated or reused by PARI through PARI’s use of commercially reasonable efforts to do so. However, PARI shall not be entitled to reimbursement other than for Safety Stock, other PARI Products manufactured and raw material / unfinished goods specific for the Device which can be used by and delivered to Serendex at Serendex request if the Agreement is terminated due to any material breach on the part of PARI (or anyone who PARI is responsible for).

(b) Survival. Sections 4.2, 4.3, 8.2, 8.3, 8.4, and 12.4, and Articles 1, 10, 11 (with respect to any Claim that is attributable to any cause that occurs under this Agreement prior to its expiration or termination, as applicable) and 13 of this Agreement shall survive expiration or termination of this Agreement for any reason.

13.	MISCELLANEOUS

13.1 Notices. With respect to notices, Section 13.7 of the License Agreement shall apply.

13.2 Force Majeure. No failure or omission by either Party in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party including, but not limited to, the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question: (a) any act or omission of any government; (b) any future rule, regulation or order issued by any governmental authority or by any officer, department, agency, or instrumentality thereof which makes such performance impossible or commercially unreasonable; or (c) any Act of God, fire, storm, flood, earthquake, accident, war, terrorism, rebellion, insurrection, riot, invasion, strike, and lockout.

13.3 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties. Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party. No Party shall be liable for the act of any other party unless such act is expressly authorized in writing by such Party.

13.4 Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any total or partial exercise of any other right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of other rights or remedies which any Party may otherwise have.

13.5 Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or

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conditioned, except that without consent either Party may assign or transfer the rights and obligations of this Agreement to any Affiliate or to any successor to its business that related to the subject matter of this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise) provided, however, that such assignment or transfer by Serendex to a PARI Competitor shall require the prior written consent of PARI, to be granted in its sole discretion. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Section 13.10 of the License Agreement shall apply mutatis mutandis. Any assignment in contravention of the foregoing shall be null and void.

13.6 Choice of Law. This Agreement is construed in accordance with, and its performance is governed by, the laws of Switzerland, excluding its or any other jurisdiction’s choice of law principles. The UN Convention on contracts for the International Sale of Goods shall not apply to this Agreement.

13.7 Dispute Resolution.

(a) Informal Resolution. Subject to Section 13.8, in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of Serendex and the President of PARI. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 13.7(a), then the Parties shall resolve all such Disputes in accordance with Section 13.7(b).

(b) Venue. If the Parties fail to reach agreement with respect to a dispute or difference in an amicable way, any disputes arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be brought to court. If the dispute is brought to court by Serendex, then such proceedings shall be subject to the exclusive jurisdiction of the Munich District Court (Landgericht München 1), Germany. If the dispute is brought to court by PARI, then such proceedings shall be subject to the exclusive jurisdiction of the City Court of Copenhagen, Denmark.

13.8 Injunctive Relief. Each of the Parties agrees that if certain material obligations under this Agreement, including without limitation those set forth in Article 9 or Article 10 above, are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party or Parties shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief.

13.9 Entire Agreement. This Agreement and the Exhibits and Appendices to this Agreement, the License Agreement between the Parties contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications among the Parties, oral or written, with respect to such subject matter. The License Agreement shall remain in full force and effect except for those provisions that are inconsistent with the terms and conditions under this Agreement, in which event the terms and conditions under this Agreement shall control.

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13.10 Severability. Both Parties hereby expressly state that it is the intention of neither Party to violate any law. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

13.11 Section Headings. The section headings contained in this Agreement are for the purpose of convenience and are not intended to define or limit the contents of such sections.

13.12 Further Assurances. Upon the reasonable request of either Party, the other Party shall execute any additional certificates or other documents that may be reasonably necessary to fully implement this Agreement.

13.13 Legal Counsel. Each party hereby represents and acknowledges that it has had the opportunity to seek independent tax and legal advice from attorneys of such party’s choice with respect to the advisability of executing this Agreement. The rule of construction that a written agreement is construed against the party preparing or drafting the agreement shall specifically not be applicable to the interpretation of this Agreement.

13.14 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email in portable document form (.pdf) shall constitute delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each Party hereto has executed or caused this Commercialization Agreement to be executed on its behalf as of the Effective Date.

PARI Pharma GmbH

By:	/s/ Dr. Martin Knoch
	Name:	Dr. Martin Knoch
	Title:	President

Serendex, Pharmaceuticals A/S

By:	/s/ Kim Arvid Nielsen
	Name:	Kim Arvid Nielsen
	Title:	CEO

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EXHIBIT A

Device

“Device” components are as follows:

•	Controller with display (without monitoring capabilities)

•	Handheld Nebulizer Handset with aerosol head

•	Nebulizer connection cord

•	AC power supply

•	Carrying case

•	All outer packaging

•	Instructions for Use

Nebulizer Handset

“Nebulizer Handset” components are as follows:

•	Handheld nebulizer handset with aerosol head

•	Packaging

•	If required: instructions for use

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EXHIBIT B

Trademarks

PARI Marks:

1. EFLOW TECHNOLOGYTM word mark and logo

2. Device Brand (TBD) word mark and logos

Serendex Marks:

[TO BE PROVIDED][to be completed]

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EXHIBIT C

TRIPS Priority Watch List

China

Russia

Argentina

Chile

Algeria

India

Israel

Canada

Thailand

Pakistan

Venezuela

Indonesia

Ukraine

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APPENDIX A

Territory-Specific Appendices

[To be attached when agreed to by the Parties in accordance with the terms of this Agreement.]

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